Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS

Second Quarter Highlights

•	Revenues increase $1.4 million.
•	Net Income rises by $1.2 million.
•	Diluted EPS up $0.07 per share.

Iselin, NJ, (July 30, 2021) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported second quarter diluted earnings per share of $0.62, as compared to $0.55 per share for the same period in 2020. Net income increased $1.2 million to $10.9 million.

Second Quarter Results

The Company reported consolidated operating revenues of $36.7 million for the three months ended June 30, 2021, as compared to $35.3 million for the same period in 2020. The $1.4 million increase in operating revenues is largely demand driven from retail water customers in the Middlesex System in New Jersey and from customer growth in our Delaware systems. Also contributing to the increase was higher non-regulated revenues from our contract operations.

Operation and maintenance expenses for the three months ended June 30, 2021 increased $0.3 million from the same period in 2020, primarily due to higher water main break activity in our Middlesex system.

“There was no shortage of activity in the second quarter of 2021 as Middlesex filed for rate relief in New Jersey in May, largely driven by a need for recovery of infrastructure upgrades. We also continued to move forward with our capital improvement program under our Water for Tomorrow® initiative to enhance reliability, resilience and service quality in our Middlesex system in New Jersey. We’re pleased to report, that despite challenges imposed by the ongoing pandemic, our teams and project partners have remained laser focused on bringing large projects such as our new ozone treatment plant to fruition. Construction of this facility at our largest treatment plant in New Jersey is currently being brought into service and we look forward to fully integrating this new plant into our treatment process,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

Six Month Results

Consolidated operating revenues for the six months ended June 30, 2021 were $69.2 million, an increase of $2.2 million from the same period in 2020, primarily due to increased customer water consumption in our Middlesex and Delaware systems and customer growth in Delaware. Also contributing to the increase was higher non-regulated revenues from our contract operations. For the six months ended June 30, 2021, diluted earnings per share were $1.01 as compared to $0.99 for the same period in 2020.

Operation and maintenance expenses for the six months ended June 30, 2021 increased $1.5 million from the same period in 2020 due to higher weather-related main break activity and higher labor costs.

Board Declares Dividend

As previously announced, our Board of Directors declared a cash dividend of $0.2725 per common share payable on September 1, 2021 to shareholders of record as of August 13, 2021.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit Middlesex Water Company Please follow us on Facebook, Twitter and LinkedIn.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Operating Revenues	$36,701	$35,277	$69,242	$67,046

Operating Expenses:
Operations and Maintenance	17,959	17,620	36,315	34,812
Depreciation	5,187	4,629	10,019	9,077
Other Taxes	3,741	3,643	7,460	7,245

Total Operating Expenses	26,887	25,892	53,794	51,134

Operating Income	9,814	9,385	15,448	15,912

Other Income (Expense):
Allowance for Funds Used During Construction	768	795	2,031	1,917
Other Income (Expense), net	790	334	1,564	720

Total Other Income, net	1,558	1,129	3,595	2,637

Interest Charges	2,070	1,946	3,808	3,615

Income before Income Taxes	9,302	8,568	15,235	14,934

Income Taxes	(1,621)	(1,145)	(2,593)	(2,447)

Net Income	10,923	9,713	17,828	17,381

Preferred Stock Dividend Requirements	30	30	60	60

Earnings Applicable to Common Stock	$10,893	$9,683	$17,768	$17,321

Earnings per share of Common Stock:
Basic	$0.62	$0.55	$1.02	$0.99
Diluted	$0.62	$0.55	$1.01	$0.99

Average Number of
Common Shares Outstanding :
Basic	17,488	17,462	17,482	17,449
Diluted	17,603	17,577	17,597	17,564